EXHIBIT 99(b)

                       Admiralty Bancorp. Inc., Announced
                         Results for First Quarter 2000

PALM BEACH GARDENS, Fla.--(BUSINESS WIRE)--April 18, 2000--Admiralty Bancorp, Inc., (NASDAQ NM: AAABB - news) parent company of Admiralty Bank and Admiralty Insurance Services, announced today its results for the first quarter of 2000.

Admiralty Bancorp reported a first quarter net profit of $213,000, or $0.07 per share compared to $30,000, or $0.01 per share for the same period one year ago. For the first quarter of 2000, the Company's total interest income increased 114% over the first quarter of 1999, to $3,012,000 from $1,407,000.

This growth in earnings reflects the dramatic increase in the Company's assets as the management team continued their focus on high quality internal growth. The Company's interest expense on deposits increased as a result of the substantial increase in deposits as indicated in the chart below.

The Company's cost of funds for the three months ended March 31, 2000 was 3.57% as compared to a cost of funds of 2.19% for the comparable period of 1999, reflecting the rise in interest rates between these periods and the initiative of the Company to raise additional deposits to fund the dramatic loan growth.

The additional deposits were raised primarily in money market accounts and time deposits on which the average balances increased $27 million and $18 million respectively, in the first quarter of 2000 compared to the same period in 1999.

The internal growth in assets and deposits over the past twelve months is demonstrated as follows:

                    3/31/99             3/31/00              % Increase
                    -------             -------              ----------

Total Loans         $ 55.5 million      $ 115.4 million      + 107.9%

Total Deposits      $ 72.1 million      $ 131.0 million      +  81.7%

Total Assets        $ 92.1 million      $ 169.9 million      +  84.5%

The Company has demonstrated the ability to continue with rapid growth and simultaneously produce a profit. The Company generated pre-tax income of $369,000 in the three months ended March 31, 2000 which was net of $124,000 in depreciation and amortization expenses and a $199,000 provision to the allowance for loan losses.

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In the same period in 1999 the Company generated pre-tax income of $66,000 which was net of $131,000 in depreciation and amortization expenses and a $15,000 provision to the allowance for loan losses.

Mr. Ward Kellogg, President and CEO of Admiralty Bancorp, Inc. stated, "It is with great pride that we announce our first quarter results which show a continued growth in assets and earnings. The commitment of our staff to serve the needs of our customers has resulted in rapid growth while our focus on quality earnings will enhance the value to our shareholders. The atmosphere in our organization is dynamic and very exciting. In March we opened a new full service office in Melbourne, Florida which is growing rapidly. Additionally, a new full service office in Ft. Lauderdale is being planned for the Bank. Also, Admiralty Bancorp, Inc. recently announced the completion of a joint venture with USI Florida to form Admiralty Insurance Services, LLC to offer all types of insurance services to customers of the Bank. We are also in the process of converting all the Bank's data processing systems to an in-house system operated and controlled by the Bank. This new system will allow much greater speed, efficiency, flexibility and quality in providing account information to relationship managers and customers. Additional electronic products and services, including internet banking and on-line bill paying, are being created and will be offered through this state of the art system."

Admiralty Bancorp, Inc. is the parent company for Admiralty Bank and Admiralty Insurance Services. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and four branch offices located in Boca Raton, Juno Beach, Jupiter and Melbourne, Florida.

The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements.

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

L.G. Zangani, LLC provides financial public relations service to the Company. As such, L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and/or other services performed for the Company. This remuneration may take the form of cash, capital stock in the Company, or warrants and/or options to purchase stock in the Company.

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Contact:

     Admiralty Bancorp, Inc., Palm Beach Gardens
     Ward Kellogg, 561/624-4701
     Melisa Kratz, 561/624-4701
     Leonardo G. Zangani, Investor Relations, 908/788-9660